UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 21, 2008

DARA BioSciences, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-19410	04-3216862
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

8601 Six Forks Road, Suite 160, Raleigh, North Carolina	27609
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 919-872-5578

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On October 21, 2008, DARA BioSciences, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain investors in connection with a registered direct offering by the Company (the “Offering”) of up to 8,500,000 shares of the Company’s common stock and up to 12,750,000 warrants to purchase shares of common stock (and the shares of common stock issuable from time to time upon exercise of the warrants). In the Offering, the common stock and warrants (the “Warrants”) will be sold in units for $1.00 per unit, with each unit consisting of (1) one share of common stock, (2) a Class A Warrant to purchase one share of common stock for each unit purchased and (3) a Class B Warrant to purchase one-half of a share of common stock for each unit purchased.

Under the Purchase Agreement, 2,255,000 units were sold at an initial closing that was completed on October 21, 2008 for gross proceeds of $2,255,000. If any additional units are sold in the Offering, they will be sold at a second closing and, if necessary, a third closing. At the second closing, if any, the Company will sell an amount of units up to 5,500,000 less the amount of units sold by the Company at the initial closing. Any units in excess of 5,500,000 will be sold at a third closing which would take place only following shareholder approval as required by NASDAQ Marketplace Rule 4350(i).

Each Class A Warrant will entitle the holder to purchase shares of common stock for an exercise price per share equal to the greater of (1) the consolidated closing bid price on the Nasdaq Capital Market on the trading day immediately preceding the applicable closing date plus $.01 and (2) $1.30 or, if higher, the exercise price for Class A Warrants set at an earlier closing. The Class A Warrants issued in connection with the initial closing have an exercise price of $1.30 per share. Class A Warrants are exercisable beginning six months after the date of issuance and expire five years after they first become exercisable.

Each Class B Warrant will entitle the holder to purchase shares of common stock for an exercise price equal to $2.25 per share. Class B Warrants are exercisable beginning 12 months after the date of issuance and expire five years after they first become exercisable.

A copy of the Purchase Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. Copies of the form of Class A Warrant and Class B Warrant are attached hereto as Exhibits 4.1 and 4.2, respectively, and are incorporated herein by reference.

In connection with the Offering, on October 21, 2008 the Company entered into a Placement Agent Agreement (the “Placement Agent Agreement”) with Gilford Securities, Incorporated (the “Placement Agent”), pursuant to which the Placement Agent agreed to act as the Company’s placement agent for the Offering.

The Placement Agent did not purchase or sell any units, nor is it required to arrange the purchase or sale of any minimum number or dollar amount of units. The Placement Agent agreed to use its best efforts to arrange for the sale of up to all of the units being offered in the Offering. The Placement Agent will be paid a cash fee equal to ten percent of the purchase price of the units sold in the Offering to investors introduced to the Company by the Placement Agent. Additionally, the Placement Agent will be paid a cash fee equal to six percent of the cash proceeds actually received by the Company upon exercise of the Warrants issued to investors introduced to the Company by the Placement Agent; provided, however, commissions so payable upon exercise of the Class A Warrants shall in no event exceed $1,147,500 in the aggregate.

The Company will also reimburse the Placement Agent for its reasonable out-of-pocket expenses on an accountable basis and issue to the Placement Agent or its designee a warrant to purchase a number of shares of common stock equal to ten percent of the number of Units issued to investors introduced to the Company by the Placement Agent at a per-share exercise price of $1.00. These warrants will be exercisable beginning six months after the date of issuance and expire five years after the date of issuance. No fees are payable to the Placement Agent in connection with the exercise of the Placement Agent’s warrants.

A copy of the Placement Agent Agreement is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

The shares of common stock and Warrants in the Offering are being offered by the Company pursuant to an effective shelf registration statement on Form S-3, which was initially filed with the Securities and Exchange Commission (the “SEC”) on April 9, 2008 and declared effective on April 18, 2008 (File No. 333-150150).

The foregoing summaries of the Offering, the securities to be issued in connection therewith, the Purchase Agreement, the Placement Agent Agreement and the Warrants do not purport to be complete and are qualified in their entirety by reference to the definitive transaction documents, copies of which are attached as exhibits to this Current Report on Form 8-K.

Item 8.01.	Other Events.

On October 21, 2008, the Company issued a press release with respect to the offering. A copy of the press release is attached hereto as Exhibit 99 to this report and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

Exhibits

The exhibits required to be filed as a part of this Current Report on Form 8-K are listed in the Exhibit Index attached hereto and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DARA BioSciences, Inc.

Dated: October 21, 2008	By:	/s/ John C. Thomas, Jr.
	Name:	John C. Thomas, Jr.
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Form of Class A Warrant

4.2	Form of Class B Warrant

5	Opinion of K&L Gates LLP

10.1	Securities Purchase Agreement, dated as of October 21, 2008, by and between DARA BioSciences Inc. and the purchasers signatory thereto

10.2	Placement Agent Agreement, dated October 21, 2008 by and between DARA BioSciences Inc. and Gilford Securities, Inc.

99	Press Release Issued by DARA BioSciences Inc. on October 21, 2008